TranSwitch Corporation Announces

Voluntary Delisting From NASDAQ

SHELTON, CT – August 19, 2013 –TranSwitch Corporation (NASDAQ: TXCC), a leading provider of semiconductor solutions in the rapidly growing consumer electronics and telecommunications markets, today announced its intention to voluntarily delist its common stock from the NASDAQ Stock Market LLC (“Nasdaq”), in part due to the Company’s non-compliance with the minimum closing bid and stockholders’ equity requirements for continued listing on The NASDAQ Capital Market.

On December 4, 2012, the Company received a letter from Nasdaq notifying it that the closing bid price of its common stock was below the $1.00 minimum bid price requirement for 30 consecutive business days and, as a result, the Company no longer complied with the minimum bid price requirement under Listing Rule 5550(a)(2). On February 26, 2013, the Company received a letter from Nasdaq notifying it that the Company was no longer in compliance with the minimum stockholders’ equity requirement of at least $2.5 million under Listing Rule 5550(b)(1). On June 6, 2013, the Company received a letter from the Listing Qualifications Department of Nasdaq advising it that, unless it appealed the determination by June 13, 2013, its securities would be scheduled for delisting and would be suspended at the opening of business on June 17, 2013 for failure to comply with Listing Rules 5550(a)(2) and 5550(b)(1). The Company appealed the determination to a Hearings Panel (the “Panel”), which automatically stayed the delisting of the Company’s securities pending the issuance of a decision by the Panel. The Company made a presentation to the Panel on July 11, 2013.

The voluntary decision to delist from Nasdaq was taken following the Board of Directors’ detailed review of numerous factors including the aforementioned Nasdaq letters and hearing, the applicable Nasdaq rules and regulations, the benefits generated by the maintenance of the listing, the Company’s current share price and stockholders’ equity, and the feasibility of ongoing compliance with the Nasdaq listing requirements in light of the Company’s pressing cash needs and limited financing opportunities.

The Company intends to file a Form 25 with the Securities and Exchange Commission (“SEC”) on or about August 30, 2013 to effect the voluntary delisting of its common stock from Nasdaq. The official delisting of the Company’s common stock will become effective approximately ten days thereafter. The Company will continue to file periodic reports with the SEC pursuant to the requirements of Section 12(g) of the Securities Exchange Act of 1934, as amended.

TranSwitch Corporation Announces Voluntary Delisting From NASDAQ	Page 2

The Company is working with several market makers and anticipates that following its Nasdaq delisting, the Company’s common stock will be quoted on the OTCQB tier of OTC Markets. The OTCQB is a market tier for OTC-traded companies that are registered and reporting with the Securities and Exchange Commission.

About TranSwitch Corporation

TranSwitch Corporation (Nasdaq:TXCC)  provides innovative integrated circuit (IC) and intellectual property (IP) solutions that deliver core functionality for video, voice, and data communications equipment for the customer premises and network infrastructure markets.  For the customer-premises market, we offer multi-standard, high-speed interconnect solutions enabling the distribution and presentation of high-definition (HD) video and data content for consumer electronics applications. We also provide a family of best-in-class communications processors.  For the network infrastructure market we provide integrated multi-core network processor System-on-a-Chip (SoC) solutions for Fixed, 3G and 4G Mobile, VoIP and Multimedia applications.   TranSwitch’s customers are leading consumer electronics and telecom equipment companies around the globe.  For more information, please visit www.transwitch.com.

Forward-looking statements in this release, including statements regarding management's expectations for future financial results and the markets for TranSwitch's products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results, involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the risks associated with downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks in technology development and commercialization; risks of failing to attract and retain key managerial and technical personnel; risks relating to TranSwitch’s available cash; risks associated with acquiring new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission.

TranSwitch expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in expectations or any change in events, conditions or circumstances on which any such statement is based.

TranSwitch is a registered trademark of TranSwitch Corporation.

For more information contact:

Robert A. Bosi
Vice President and Chief Financial Officer
Phone: 203.929.8810 ext. 2465

Mary Lombardo

Investor Relations

Phone: 203.929.8810 ext. 2254

TranSwitch Corporation	3 Enterprise Drive	Shelton, CT 06484 USA	(203) 929-8810	Fax: (203) 926-9453	www.transwitch.com